EXHIBIT 21
SUBSIDIARIES OF REGISTRANT
     SnapTrack, Inc. (SnapTrack), a California corporation, is a wholly-owned subsidiary of the Company. SnapTrack does business under its own name. The Company consolidates SnapTrack in its financial statements.
     QUALCOMM Flarion Technologies, Inc. (QFT), a Delaware corporation, is a wholly-owned subsidiary of the Company. Flarion and its subsidiaries, Flarion Technologies PTY Ltd, incorporated in Australia, and Flarion Technologies Limited, incorporated in the United Kingdom, do business under their own names. The Company consolidates QFT in its financial statements.
     QUALCOMM Global Trading, Inc. (QGT), a British Virgin Islands corporation, is a wholly-owned subsidiary of the Company. QGT and its subsidiaries, QUALCOMM CDMA Technologies Asia-Pacific Pte. Ltd., incorporated in Singapore, QUALCOMM GT Holdings, Inc., incorporated in the British Virgin Islands, QUALCOMM Mauritius Holdings Limited, incorporated in Mauritius, QUALCOMM (UK) Limited, incorporated in the United Kingdom, Spike Technologies LLC, registered in California, Spike Technologies (India) Private Ltd., incorporated in India, QUALCOMM India Private Limited, incorporated in India, QUALCOMM Communication Technologies Ltd., incorporated in Taiwan, QUALCOMM CDMA Technologies GmbH, incorporated in Germany, QUALCOMM Bangalore Design Center Private Limited, incorporated in India, QUALCOMM CDMA Technologies, T.Y.K., incorporated in Japan, QUALCOMM CDMA Technologies (Korea) Y.H., incorporated in South Korea, and QUALCOMM Wireless Semi Conductor Technologies Limited, incorporated in China, do business under their own names. The Company consolidates QGT in its financial statements.
     The names of other subsidiaries are omitted. Such subsidiaries would not, if considered in the aggregate as a single subsidiary, constitute a significant subsidiary within the meaning of Item 601(b)(21)(ii) of Regulation S-K.